PRESS RELEASE                                                                                     FOR IMMEDIATE RELEASE

November 17, 2008

 CHDT CORP TO PARTICIPATE AT THE PRIVATE EQUITY FORUM ON NOVEMBER 20, 2008

Deerfield Beach, FL- CHDT Corp., a Florida corporation (OTC.BB: CHDO.OB), (“CHDT” or “Company”) and a management company with operating subsidiaries focused on designing and manufacturing consumer products for the North American retail market, will begin a strategic institutional investor relations and financial communications program. The first presentation will take place at the Private Equity Forum located at the Yale Club in New York City on November 20, 2008.

The exclusive event, now in its seventh year, is expected to draw two hundred high net worth investors, private equity investors, angel investors, investment bankers and venture capitalists all of whom must pay a fee to attend.  The one day conference is a highly effective and prestigious venue for management to deliver its vision to a captive audience of receptive investors and direct funding sources.

Over the past two years the Company has been in a product development phase for certain products as well as initial product placements throughout 2008. Gross sales last quarter eclipsed total gross sales in all of 2007.  Based on pending orders, the Company is optimistic about 4th Quarter FY2008 results.

With the Company attaining profitability in 3rd Quarter FY2008, and with recent success in product placement and orders, the Company believes that now is the appropriate time to start promoting the Company to Wall Street.  The Company intends to continue its promotion efforts in 2009.

“CHDT Corp. is one of the most exciting new consumer products companies with both innovative products, and in some cases, proprietary technologies, catering too, but not limited too the automotive aftermarket, book retailer, mass merchants, office supply, and warehouse clubs. The company has expanded its product lines and distribution channels over the past year and I’m excited to have the opportunity to reach out to the investment community to tell our story” said Howard Ullman, Chairman of CHDT Corp.

ABOUT CHDT:  CHDT Corp. is a public holding company that engages through its Capstone subsidiary in the sale of consumer products.   See http://www.chdtcorp.com for more information about the company and www.capstoneindustries.com and www.stptools.com, and www.takeanyware.com  for information on our products.  References to websites or URLs’ in this press release do not constitute an incorporation of such websites’ or URLs’ contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release may contain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  Such statements use terms such as “anticipate,” “project,” “hope,”  “optimistic,” and similar words.  CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

CONTACT:Jane Klein
Janek@capstoneindustries.com
954-252-3440